SCHEDULE 14A INFORMATION

 REVOCATION STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                ACT OF 1934
                              (AMENDMENT NO. )

 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {_}

 Check the appropriate box:
 {X}  Preliminary Proxy Statement (Revocation of Consent Statement)
 {_} Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 {_}  Definitive Proxy Statement (Revocation of Consent Statement)
 {_}  Definitive Additional Materials
 {_}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               DESIGNS, INC.
                 -----------------------------------------
              (Name of Registrant as specified in its charter)

                 -----------------------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

 Payment of Filing Fee (Check the appropriate box):
 {X}  No fee required.
 {_}  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.
 --------
 {_}  Fee paid previously with preliminary materials.
 {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:



                 PRELIMINARY COPY -- SUBJECT TO COMPLETION.
                          DATED DECEMBER 11, 1998

                         [Designs, Inc. Letterhead]

                                                        December __, 1998




 Dear Fellow Stockholder:

           We are writing to alert you that two dissident stockholders, Seymour and Evelyn Holtzman, and certain entities they control, are attempting to take complete control of your Company. In an effort to do this, the Holtzmans, through Jewelcor Management, Inc., a Nevada corporation controlled by the Holtzmans, are contacting stockholders of Designs, Inc. and asking them to sign consent forms to remove, without cause, your entire Board of Directors other than Stanley I. Berger and replace your directors with the Holtzmans' own hand-picked nominees.

           WE URGE YOU NOT TO SIGN ANY WHITE CONSENT CARD OR OTHER FORMS WHICH MAY BE FURNISHED TO YOU BY THE HOLTZMANS OR JEWELCOR.

           Mr. and Mrs. Holtzman hold a controlling interest in the holding company of Jewelcor, a real estate investment company. The Holtzmans have disclosed no experience in operating or managing a specialty retail apparel business such as Designs. The five people they would install as directors of your Company consist of Mr. Holtzman and four other individuals who have not invested in a single share of your Company's stock. We believe you will agree that you cannot afford to put the future of your investment in the hands of these people.

           You can act today to protect your investment in the Company. Whether or not you have previously signed Jewelcor's WHITE consent card, please sign and date the enclosed BLUE Consent Revocation Card and return it in the enclosed postage-paid envelope. The Holtzmans are trying to stampede you and your fellow stockholders into acting immediately, so it is important that you send in the BLUE Consent Revocation Card today!

           We thank you for your continued trust and support.

                               Sincerely,

                               Joel H. Reichman
                               President and Chief Executive Officer



      PRELIMINARY COPY--SUBJECT TO COMPLETION, DATED DECEMBER 11, 1998

                               DESIGNS, INC.
                                66 B STREET
                        NEEDHAM, MASSACHUSETTS 02494
                                ____________

                   CONSENT REVOCATION STATEMENT FURNISHED
                 BY THE BOARD OF DIRECTORS OF DESIGNS, INC.
              IN OPPOSITION TO THE SOLICITATION OF CONSENTS BY
                         JEWELCOR MANAGEMENT, INC.
                                ____________

                             DECEMBER __, 1998

           This Revocation of Consent Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors (the "Board") of Designs, Inc., a Delaware corporation ("Designs" or the "Company"), to the holders of outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in opposition to the solicitation (the "Holtzman Solicitation") by the Holtzman Group of written consents from the stockholders of Designs. The "Holtzman Group" consists of Seymour Holtzman and Evelyn Holtzman, and certain entities they control, including Jewelcor Management, Inc. ("Jewelcor").

           The Holtzman Group is attempting to take complete control of Designs. The purpose of the Holtzman Solicitation is to attempt to remove, without cause, the Company's entire Board of Directors other than Stanley
 I. Berger and replace them with five new directors selected by the Holtzman Group. The Holtzman Group also is soliciting consents in support of two proposed amendments to the Company's By-laws (the "By-laws") and one other proposal, all as described in more detail below.

           THE COMPANY'S BOARD OF DIRECTORS OPPOSES THE HOLTZMAN
 SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD OR ANY OTHER FORMS WHICH MAY BE SENT TO YOU BY THE HOLTZMAN GROUP.

           EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED THE HOLTZMAN GROUP'S WHITE CONSENT CARD, YOU HAVE EVERY RIGHT TO REVOKE YOUR CONSENT. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT ACTION IS IMPORTANT. PLEASE RETURN THE BLUE CONSENT REVOCATION CARD TODAY. IN ORDER TO BE SURE THAT YOU ARE REVOKING A PRIOR CONSENT, YOU MUST EITHER MARK THE "REVOKE CONSENT" BOX OR THE "ABSTAIN" BOX ON THE BLUE CONSENT REVOCATION CARD, OR SIGN THE BLUE CONSENT REVOCATION CARD WITHOUT MARKING ANY BOXES.

           IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A BLUE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

           This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about December __, 1998.

           If you have any questions about giving your revocation of consent or require assistance, please call Innisfree M&A Incorporated
 ("Innisfree"), the firm assisting Design in this solicitation, at the phone numbers shown below:

                         INNISFREE M&A INCORPORATED
                       501 MADISON AVENUE, 20TH FLOOR
                          NEW YORK, NEW YORK 10022
                       CALL TOLL FREE: (888) 750-5834

                BANKS & BROKERS CALL COLLECT: (212) 750-5833

                                ____________


               REASONS FOR OPPOSING THE HOLTZMAN SOLICITATION

           DESIGNS' BOARD OF DIRECTORS OPPOSES THE HOLTZMAN SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD OR ANY OTHER FORMS WHICH MAY BE SENT TO YOU BY THE HOLTZMAN GROUP. The Holtzman Group is soliciting written consents to take the following actions without a stockholders meeting (collectively, the "Holtzman Proposals"). The five Holtzman Proposals are summarized below and the text of the proposed amendments to the Company's By-laws is set forth in Appendix A hereto:

 HOLTZMAN PROPOSAL 1:

           Remove, without cause, all current members of the Company's Board of Directors other than Stanley I. Berger, and any other person or persons (other than any persons elected pursuant to the Holtzman Solicitation) elected or appointed to the Board of Directors prior to the effective time of this proposal in addition to or in place of any of such current members (including any persons elected or appointed in lieu of Stanley I. Berger) to fill any newly created directorship or vacancy on the Board of Directors or otherwise.

 HOLTZMAN PROPOSAL 2:

           Elect Jesse H. Choper, Seymour Holtzman, Peter R. McMullin, Deborah M. Rhem-Jackson and Steve R. Tomasi as directors of the Company to serve until their respective successors are duly elected and qualified.

 HOLTZMAN PROPOSAL 3:

           Amend Section 4.1 of the By-laws of the Company to set the number of directors on the Board of Directors at six.

 HOLTZMAN PROPOSAL 4:

           Amend Section 4.16 of the By-laws to clarify that a stockholder seeking to nominate candidates for election to the Board of Directors pursuant to a stockholder action by written consent need not comply with the advance notification provisions of the By-laws applicable to the nomination of candidates for election to the Board of Directors at a meeting of stockholders.


 HOLTZMAN PROPOSAL 5:

           Repeal any By-laws adopted by the Board of Directors subsequent to December 11, 1995, the effective date of the Company's most recent By-laws filed with the Securities Exchange Commission, and prior to the effectiveness of the Holtzman Proposals other than any By-Laws adopted pursuant to the Holtzman Proposals as contemplated above.

           In furtherance of their goal of seeking to take complete control of the Company without offering stockholders any value at all for their shares, and without presenting any specific plan for increasing stockholder value, the Holtzman Group is seeking written consents of the Company's stockholders to remove, without cause, the entire Board of Directors other than Stanley I. Berger and to replace the directors with five persons selected by the Holtzman Group. The Holtzman Group also is seeking consents in support of the other three Holtzman Proposals which, taken together, are designed to enable the Holtzman Group to take control of your Company's Board. Holtzman Proposal 5 is designed to nullify unspecified By-laws which may be adopted by your Board in its efforts to act in and protect the interests of the Company. In response to the Holtzman Solicitation, the Board of Directors is asking the Company's stockholders not to provide their consent and is soliciting from the Company's stockholders revocations of any consents that may have been given. The recommendations of the Board of Directors of the Company described in this Consent Revocation Statement were adopted unanimously with Mr. Berger abstaining and Mr. Shapiro absent.

           On December 11, 1998, the Company announced that its Board of Directors had formed a committee of independent outside directors to consider the Company's strategic alternatives, including a possible sale of the Company, with a view towards maximizing stockholder value in the near term. The Company believes the consideration of such alternatives and, in particular, the implementation of such strategic alternatives could best be achieved by the current Board of Directors which is most familiar with the Company and its operations. The Company also believes that its relationship with Levi Strauss & Co. is the most significant asset of the Company and that any change in the composition of the Board could adversely affect that relationship.

           THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE HOLTZMAN PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT SUCH PROPOSALS. YOUR BOARD OF DIRECTORS THEREFORE REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED BLUE REVOCATION OF CONSENT CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD SOLICITED BY THE HOLTZMAN GROUP.

           In addition, the proposed shift in the Company's business strategy articulated in the Holtzman Group's consent solicitation statement substantially mirrors the shift in business strategy announced by the Company during its 1997 fiscal year and described in the Company's Annual Report on Form 10-K for the Fiscal Year Ended January 31, 1998 and subsequent Company public filings and announcements. In fact, the Company
 (i) had abandoned its vertically-integrated private label business by the end of fiscal 1997, (ii) closed unprofitable stores in fiscal 1997 and continues to close unprofitable stores in fiscal 1998 and (iii) has already increased its focus on its Levi's and Dockers Outlet by Designs stores through the addition of 36 new stores and the redirection of significant corporate resources to the operation of this business in fiscal 1998.

           The Holtzman Group has not proposed any new business strategy for the Company -- rather, the Holtzman Group has articulated a business strategy previously articulated by the Company, one which the Company has already taken substantial steps to execute. The Holtzman Group is simply trying to take control of the Company for its own benefit and advantage. The persons whom the Holtzman Group have nominated to serve as directors of the Company have indicated in the Holtzman Group's public filings no experience in managing a specialty retail apparel business like Designs. The Company's Board of Directors believes that the Holtzman Group does not understand the current industry conditions, does not have the experience in the specialty retail apparel industry to effect a turnaround of the Company and, in the Board's judgment, there is no basis to believe that the Holtzman Group will in any way enhance stockholder value.

           Your Board of Directors is and always has been committed to increasing value for all stockholders. There is no reason to believe that the Holtzman Group will be any more successful in executing the Company's revised strategic plan than the Company's existing Board of Directors.

           YOUR BOARD OF DIRECTORS OPPOSES THE HOLTZMAN SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD OR ANY OTHER FORMS WHICH MAY BE SENT TO YOU BY THE HOLTZMAN GROUP.


           EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED THE HOLTZMAN GROUP'S WHITE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. IN ORDER TO BE SURE THAT YOU ARE REVOKING A PRIOR CONSENT, YOU MUST EITHER MARK THE "REVOKE CONSENT" BOX OR THE "ABSTAIN" BOX ON THE BLUE CONSENT REVOCATION CARD OR SIGN THE BLUE CONSENT REVOCATION CARD WITHOUT MARKING ANY BOXES.

           IF YOU HAVE ANY QUESTIONS, PLEASE CALL INNISFREE, THE FIRM ASSISTING THE COMPANY IN THIS SOLICITATION, TOLL-FREE AT (888) 750-5834. BANKS AND BROKERS SHOULD CALL COLLECT AT (212) 750-5833.

                           THE CONSENT PROCEDURE

           Under Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders of a corporation may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consents are duly delivered to the corporation.

           Thus, the unrevoked consent of the holders of not less than a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date (as defined below) must be obtained within the time limits specified herein to adopt each of the Holtzman Proposals. Each share of Common Stock is entitled to one vote per share. Since consents are required from the holders of record of not less than a majority of the outstanding shares of Common Stock in order for each of the Holtzman Proposals to be adopted, an abstention from voting on the Holtzman Group's WHITE Consent Card or a broker non-vote will have the practical effect of a vote against such proposals.

           Under Section 228 of the DGCL, in order to be effective, consents with respect to the Holtzman Proposals must be delivered within 60 days of the earliest dated consent with respect to the Holtzman Proposals delivered to Designs. On December 7, 1998, a consent with respect to 1,570,200 shares of Common Stock executed on behalf of Jewelcor was delivered to the Company. Accordingly, the record date (the "Record Date") for stockholders entitled to consent is December 7, 1998 and the consents will not be effective unless the requisite number of unrevoked consents are obtained on or before February 5, 1998. As of the Record Date, there were 15,878,233 shares of Common Stock issued and outstanding.

           A stockholder may revoke any previously signed consent by signing, dating and returning a BLUE Consent Revocation Card in the postage-paid envelope provided, and either marking the "Revoke Consent" box, the "Abstain" box or not marking any boxes. A consent may also be revoked by delivery of a written consent revocation to the Holtzman Group. STOCKHOLDERS ARE URGED, HOWEVER, TO DELIVER ALL CONSENT REVOCATIONS TO INNISFREE, THE FIRM ASSISTING DESIGNS IN THIS SOLICITATION, AT INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022. Designs requests that if a consent revocation is instead delivered to the Holtzman Group, a photostatic copy of the revocation also be delivered to Designs c/o Innisfree at the address set forth above, so that Designs will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to the Holtzman Group a subsequently dated WHITE consent card, or by delivery of a written revocation of such consent revocation to Designs or the Holtzman Group.

           According to the preliminary Consent Solicitation Statement (the "Holtzman Statement") filed on December 7, 1998 by the Holtzman Group with the Securities and Exchange Commission, the Holtzman Group has stated that it will cease the solicitation of consents once it has determined that valid and unrevoked consents representing a majority of the issued and outstanding shares of Common Stock as of the Record Date have been obtained and to deliver such consents to the company in the manner required by section 228 of the DGCL as soon as practicable thereafter. Accordingly, it is important that any stockholder who has executed a consent and desires to revoke such consent sign, date and mail the BLUE Consent Revocation Card as soon as possible.

           If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Designs in care of Innisfree at the address set forth above so that Designs will be aware of your instructions and can attempt to ensure such instructions are followed.

           YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE HOLTZMAN GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO ANY HOLTZMAN PROPOSAL, THE CARD WILL BE USED IN ACCORDANCE WITH THE DESIGNS BOARD'S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSAL.

           IF YOU ARE AGAINST THE HOLTZMAN PROPOSALS AND HAVE NOT SIGNED A HOLTZMAN GROUP CONSENT, YOU MAY SHOW YOUR OPPOSITION TO THE HOLTZMAN PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE CONSENT REVOCATION CARD. THIS WILL BETTER ENABLE DESIGNS TO KEEP TRACK OF HOW MANY STOCKHOLDERS OPPOSE THE HOLTZMAN PROPOSALS.

           Designs has retained Innisfree to assist in communicating with stockholders in connection with the Holtzman Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834.


 CERTAIN INFORMATION REGARDING THE COMPANY'S DIRECTORS AND OFFICERS

           Set forth below is certain information concerning the Board of Directors and the executive officers of the Company:

 NAME                     AGE                    POSITIONS
 --------------           ---                    ---------
 Stanley I. Berger        68             Director and Chairman of the Board

 Joel H. Reichman         48             President, Chief Executive Officer
                                         and Director

 Scott N. Semel           42             Executive Vice President, General
                                         Counsel and Secretary

 Carolyn R. Faulkner      37             Vice President, Chief Financial
                                         Officer and Treasurer

 James G. Groninger       54             Director

 Melvin I. Shapiro        84             Director

 Peter L. Thigpen         59             Director

 Bernard M. Manuel        51             Director


 _________________________

           JOEL H. REICHMAN has been President and Chief Executive Officer of the Company since December 1994. Prior to that time, he served as the Company's President and Chief Operating Officer since January 1993. Mr. Reichman has been employed by the Company since 1976 and served as its Executive Vice President from 1985 until January 1993. Mr. Reichman has been a director of the Company since 1987. Mr. Reichman has worked in the retail clothing business for more than 25 years.

           SCOTT N. SEMEL has been employed as General Counsel to the Company since 1986. Mr. Semel was elected Secretary and Vice President of the Company in March 1990, and Senior Vice President of the Company in March 1994. Mr. Semel was elected Executive Vice President of the Company in April 1996.

           CAROLYN R. FAULKNER joined the Company as its Controller in June 1993. In March 1994, Mrs. Faulkner was elected as a Vice President of the Company. In July 1996, Mrs. Faulkner was elected Chief Financial Officer. On January 20, 1998, Mrs. Faulkner was elected Treasurer of the Company. Prior to joining the Company, from 1985 through May 1993, Mrs. Faulkner held various positions with Coopers & Lybrand L.L.P., an independent accounting firm, including the position of Business Assurance Manager.

           STANLEY I. BERGER is a founder of the Company and has been its Chairman of the Board since January 1993. Mr. Berger also served as the Company's Chief Executive Officer from January 1993 until December 1994. Prior to January 1993, Mr. Berger served as the President and Chief Operating Officer of the Company since 1977. Mr. Berger has been a director of the Company since its inception.

           JAMES G. GRONINGER was elected a director of the Company in 1987. Mr. Groninger is the founder and president of The BaySouth Company, a financial advisory firm. Prior to becoming associated with The BaySouth Company, from 1988 through 1994, Mr. Groninger held various positions with PaineWebber Incorporated, an investment banking and brokerage firm, including the position of Managing Director. Mr. Groninger is a member of the Board of Directors of Cygne Designs, Inc., a private label designer and manufacturer of clothing for women, and NPS Pharmaceuticals, Inc., a research and development pharmaceutical company.

           BERNARD M. MANUEL was elected a director of the Company in 1990. Mr. Manuel is the Chairman of the Board and Chief Executive Officer of Cygne Designs, Inc., and Chairman of the Board and Chief Executive Officer of Amvent, Inc., an international financial consulting company. Mr. Manuel has been associated with these companies since prior to 1990.

           MELVIN I. SHAPIRO was elected a director of the Company in 1990. Mr. Shapiro retired from the independent accounting firm of Tofias, Fleishman, Shapiro & Co., P.C. in April 1998. Until his retirement, Mr. Shapiro had been a partner in that firm for more than 25 years.

           PETER L. THIGPEN was elected a director of the Company in March 1994. Mr. Thigpen is a partner and a founder of Executive Reserves, a consulting firm specializing in marketing strategy, quality processes and the development of strategic business plans. Prior to becoming associated with Executive Reserves, Mr. Thigpen held various positions with Levi Strauss & Co. covering a period of more than 23 years, including the position of Senior Vice President, U.S. Operations. Mr. Thigpen has been a lecturer at the Haas School of Business at the University of California, Berkeley since 1992. Mr. Thigpen is presently a member of the Board of Directors of The Gymboree Corporation, a children's apparel and accessories retailer and Radica Games Limited, a developer, manufacturer and distributor of electronic handheld and tabletop games.


 BOARD OF DIRECTORS AND COMMITTEE MEETINGS

           The Board of Directors met seven times during fiscal year 1997. Messrs. Reichman, Berger, Groninger, Manuel and Thigpen attended all meetings of the Board. Mr. Shapiro attended six meetings of the Board.

           The Board of Directors has an Audit Committee consisting of Messrs. Berger, Groninger, Shapiro and Thigpen, a Compensation Committee consisting of Messrs. Groninger, Manuel and Thigpen, and a Corporate Governance Committee consisting of Messrs. Berger, Groninger, Manuel, Shapiro and Thigpen.

           The Audit Committee meets periodically with management and the Company's independent accountants to review matters relating to the Company's financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. The Audit Committee met four times during fiscal year 1997. Messrs. Groninger, Shapiro and Thigpen attended all meetings of the Audit Committee. Mr. Berger was elected to the Audit Committee on June 10, 1997 and attended the two meetings of the Audit Committee held following his election to the Committee.

           The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the Company's 1992 Stock Incentive Plan (the "1992 Stock Incentive Plan")), supervise benefit plans and make recommendations regarding them to the Board of Directors. The Compensation Committee met four times in fiscal year 1997 and all members attended each meeting.

           The Corporate Governance Committee is responsible for performing functions related to governance of the Company, including, but not limited to, planning for the succession and promotion of executive officers of the Company, nominating individuals for election to the Board of Directors and establishing, coordinating and maintaining the Company's corporate compliance programs. The Corporate Governance Committee met twice during fiscal year 1997. Messrs. Groninger, Manuel, Shapiro and Thigpen attended all meetings of the Corporate Governance Committee. Mr. Berger was elected to the Corporate Governance Committee on June 10, 1997 and attended the one meeting of the Corporate Governance Committee held following his election to the Committee.

           The Corporate Governance Committee is responsible for reviewing the nomination of individuals for election to the Board of Directors by stockholders of the Company. Stockholders wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received by the Company within the time limits set by, and must in all other respects comply with, Section
 4.16 of the By-laws in order for the proposed nominee to be considered for election to the Board of Directors. Any stockholder who has complied with the timing, informational and other requirements set forth in Section 4.16 and who seeks to make such a nomination, or such stockholder's representative, must be present in person at the Annual Meeting of Stockholders of the Company at which such nominee's election is to be considered.


 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                    BY DIRECTORS AND EXECUTIVE OFFICERS

           The following table and the notes thereto set forth information, as of December 7, 1998, concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table under "Executive and Director Compensation," and (iii) all executive officers and directors of the Company as a group (9 persons).


                                NUMBER OF SHARES       PERCENTAGE OF
 NAME OF                        OF COMMON STOCK        COMMON STOCK
 BENEFICIAL OWNER             BENEFICIALLY OWNED       OUTSTANDING (1)
 ----------------             ------------------       ---------------

 Stanley I. Berger . . . . . . 1,197,106(2)                   7.4%
 Joel H. Reichman  . . . . . .   349,121(3)                   2.2%
 Scott N. Semel  . . . . . . .   267,203(4)                   1.7%
 Carolyn R. Faulkner . . . . .    55,333(5)                   *
 Mark S. Lisnow  . . . . . . .       -0-(6)                   *
 James G. Groninger  . . . . .    49,604(7)                   *
 Melvin I. Shapiro . . . . . .    57,326(8)                   *
 Bernard M. Manuel . . . . . .    61,706(9)                   *
 Peter L. Thigpen  . . . . . .   28,304(10)                   *
 All executive officers and
 directors of the Company as
 a group (9 people)            2,065,703(11)                 12.3%

 --------------------
 *   Less than 1%


 (1) A total of 15,878,233 shares of Common Stock was outstanding as of December 7, 1998.

 (2) Includes 238,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998.

 (3) Includes 303,166 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998, as well as 280 shares owned by Mr. Reichman's wife and 427 shares owned by Mr. Reichman's children, as to which 707 shares Mr. Reichman disclaims beneficial ownership.

 (4) Includes 229,166 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998, as well as 450 shares owned by Mr. Semel's daughter, as to which he disclaims beneficial ownership.

 (5) Includes 42,466 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998.

 (6) Mr. Lisnow's employment with the Company and his service as an officer of the Company ended on February 13, 1998. The information in the table with respect to shares beneficially owned by Mr. Lisnow is based solely upon information available to the Company.

 (7) Includes 40,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998.

 (8) Includes 40,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998 and 450 shares owned by Mr. Shapiro's wife as to which he disclaims beneficial ownership.

 (9) Includes 40,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998.

 (10) Includes 19,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998.

 (11) Includes 953,798 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998. See also Notes 2 through 5 and 7 through 10 above for further details concerning such options.

                                 BY OTHERS

           The following named persons were the only persons or entities believed by the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of December 7, 1998. The Company is informed that, except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.



 NAME AND ADDRESS OF               NUMBER OF SHARES       PERCENTAGE(1)
 BENEFICIAL OWNER                BENEFICIALLY OWNED      OF COMMON STOCK
 -------------------             ------------------      ---------------
 Heartland Advisors, Inc.  . .       1,097,000(2)               6.9%
   790 North Milwaukee Street
   Milwaukee, Wisconsin  53202

 Franklin Resources, Inc.  . .       1,900,000(3)              12.1%
   777 Mariners Island Boulevard
   San Mateo, California  94403

 Jewelcor Management, Inc. . .       1,570,200(4)               9.9%
   100 North Wilkes-Barre Blvd.
   Wilkes-Barre, Pennsylvania  18702

 Grace & White, Inc. . . . . .       1,206,250(5)               7.6%
   515 Madison Avenue
   New York, New York  10022

 Stanley I. Berger . . . . . .       1,197,106(6)               7.4%
  66 B Street
  Needham, Massachusetts  02494

 Dimensional Fund Advisors Inc.        910,300(7)               5.7%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California  90401

 (1) A total of 15,878,233 shares of Common Stock was outstanding as of December 7, 1998.

 (2) The Company received a report on Schedule 13G dated November 30, 1998, stating that Heartland Advisors, Inc. ("HAI") was the beneficial owner of and had sole dispositive power with respect to the number of shares of Common Stock set forth opposite its name in the table. The report on Schedule 13G described the relationship among HAI and certain investment advisory accounts and a registered investment company but did not affirm the existence of a group. Nevertheless, the Company believes that HAI, such investment accounts and the investment company may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Exchange Act, and that such group may be deemed to be the beneficial owner of the shares described in this footnote.

 (3) Franklin Resources, Inc. ("Franklin") informed the Company that, as of May 6, 1998, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table and that, as of such date, Franklin had the sole voting and dispositive power with respect to all such shares. The Company previously received a report on Schedule 13G with a signature dated January 16, 1998 stating that Franklin, as parent holding company of Franklin Advisory Services, Inc. ("FASI"), was reporting the beneficial ownership of FASI and its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr., as result of FASI acting as an investment adviser to several investment companies and other managed accounts registered under the Investment Company Act. The report on Schedule 13G indicates that at December 31, 1997 FASI had sole voting power with respect to 1,494,000 shares and that FASI may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 1,494,000 shares over which it had sole dispositive power. The report described the relationship among Franklin, FASI, Charles B. Johnson and Rupert H. Johnson, Jr., but it denied the existence of a group. Nevertheless, the Company believes that Franklin, FASI, Charles B. Johnson and Rupert H. Johnson, Jr., may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Exchange Act, and that such group may be deemed to be the beneficial owner of the shares described in this footnote.

 (4) The Company received an Amendment No. 1 to a report on Schedule 13D dated November 30, 1998 stating that Jewelcor was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table, over which it had sole dispositive power. The Amendment No. 1 to the report on Schedule 13D indicates that each of Seymour Holtzman, Evelyn Holtzman, S.H. Holdings, Inc. and Jewelcor, Inc., are reporting persons and thus may be deemed beneficial owners of the securities held by Jewelcor. The Company received Amendment No. 2 to the report on Schedule 13D dated December 7, 1998 indicating that the Holtzman Group had filed the Holtzman Statement and preliminary form of consent of stockholders to action without a meeting with respect to the Holtzman Solicitation.

 (5) The Company received a report on Schedule 13G dated February 12, 1998 stating that Grace & White, Inc. ("Grace & White") was the beneficial owner of the number shares of Common Stock set forth opposite its name in the table. The report on Schedule 13G indicates that at December 31, 1997 Grace & White had sole voting power with respect to 30,100 shares and that Grace & White may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 1,206,250 shares over which it had sole dispositive power. The report indicated that the shares were acquired in the ordinary course of Grace & White's investment advisory business and not with the purpose of changing or influencing the control of the Company.

 (6) Includes 238,500 shares issuable pursuant to outstanding stock options exercisable within 60 days of December 7, 1998.

 (7) The Company received a report on Schedule 13G with a signature dated February 9, 1998 stating that Dimensional Fund Advisors Inc. ("DFAI") was reporting the beneficial ownership of DFAI and advisory clients of DFAI, including DFA Investment Dimensions Group Inc. ("DFA Fund") and The DFA Investment Trust Company ("DFA Trust"), each an open-end management investment company under the Investment Company Act of 1940, as amended. The report on Schedule 13G and the correspondence accompanying the report indicated that at December 31, 1997 DFAI had sole voting power with respect to 588,900 shares and that DFAI may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 910,300 shares over which it had sole dispositive power. The report described the relationship among DFAI, DFA Fund and DFA Trust but did not affirm the existence of a group. Nevertheless, the Company believes that DFAI, DFA Fund and DFA Trust may be deemed to constitute a "group" as that term is used in Section 13(d)(3) of the Exchange Act, and that such group may be deemed to be the beneficial owner of the shares described in this footnote.


                    DIRECTOR AND EXECUTIVE COMPENSATION

 COMPENSATION OF DIRECTORS

      During the Company's fiscal year ended January 31, 1998 ("fiscal year 1997"), non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors in which they participated. During fiscal year 1997, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board in which they participated as follows: $3,000 for each Compensation Committee meeting; $1,500 for each Audit Committee meeting; and $1,500 for each Corporate Governance Committee meeting.
 During fiscal year 1997, non-employee directors of the Company were, and during the fiscal year ending January 30, 1999 ("fiscal year 1998") such directors continue to be, eligible to participate in the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"). Under the provisions of the 1992 Stock Incentive Plan, each non-employee director of the Company who is elected by the stockholders to the Board initially will automatically be granted, upon such election, a stock option to purchase up to 10,000 shares of Common Stock at the then fair market value of Common Stock. Each non-employee director of the Company who is re-elected by the stockholders to the board is granted, upon such re-election, a stock option to purchase up to 3,000 shares of Common Stock at the then fair market value of Common Stock. The 1992 Stock Incentive Plan further provides that each such stock option becomes exercisable in three equal annual installments commencing twelve months following the date of grant and has a ten year term. The 1992 Stock Incentive Plan also provides that non-employee directors of the Company may elect to receive all or a portion of their directors' fees, on a current or deferred basis, in shares of Common Stock that are free of any restrictions under the 1992 Stock Incentive Plan ("Unrestricted Stock") by entering into an irrevocable agreement with the Company in advance of the beginning of a calendar year. On April 13, 1998 the Board of Directors amended the 1992 Stock Incentive Plan expressly to provide the Compensation Committee of the Board of Directors (the "Compensation Committee") with the authority to waive the requirement that such an irrevocable agreement be delivered prior to the beginning of the calendar year in which a non-employee director wishes to receive shares of Unrestricted Stock in lieu of directors' fees otherwise due. On April 13, 1998 the Compensation Committee waived, with respect to calendar year 1998, compliance with the requirement that such irrevocable agreements be delivered prior to the beginning of the calendar year. This waiver is applicable to meetings of the Board of Directors and its committees held on April 13, 1998 and thereafter through the end of calendar year 1998. All non-employee directors have agreed to receive one-half of their directors' fees (excluding reimbursement of expenses) in shares of Unrestricted Stock for meetings of the Board of Directors and its committees in which they participate in calendar year 1998 beginning with the meetings held on April 13, 1998.

 EXECUTIVE COMPENSATION

           The following table sets forth for the periods indicated information concerning the compensation of the President and Chief Executive Officer and the three other executive officers of the Company who received in excess of $100,000 in compensation during fiscal year 1997 (the "Named Executive Officers").



                                  SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                                   -----------------------
                                                                           LONG TERM
                                                                           COMPENSA-
                                                                           TION AWARDS
 NAME AND                                                                  SECURITIES      ALL OTHER
 PRINCIPAL                     FISCAL                                      UNDERLYING      COMPENSA-
 POSITION                       YEAR         SALARY ($)      BONUS ($)     OPTIONS(#)      TION($)(1)
 ---------                     ------        ----------      ---------     -----------     ----------

 Joel H. Reichman  . . . .      1997        $375,000         $ -0-          270,000          $  3,621
    President and               1996        $375,000         $ -0-           40,000          $  2,451
    Chief Executive Officer     1995        $375,000         $ -0-           50,000          $  3,295


 Scott N. Semel  . . . . .      1997        $290,000         $ -0-          150,000          $  3,566
    Executive Vice President,   1996(2)     $290,000         $ -0-           40,000          $  3,472
    General Counsel and         1995        $255,000         $ -0-           50,000          $  2,578
    Secretary

 Carolyn R. Faulkner . . .      1997(3)     $210,000         $ -0-           80,000          $  3,453
    Vice President, Chief       1996(4)     $158,808         $ -0-           20,000          $  2,412
    Financial Officer and       1995        $120,394         $ -0-            5,000          $  2,661
    Treasurer

 Mark S. Lisnow (5)  . . .      1997        $300,000         $ -0-           80,000          $312,186
    Former Senior Vice          1996        $300,000         $ -0-           20,000          $  1,233
    President,                  1995        $132,692         $ -0-           35,000          $     65
    Merchandising

 (1) The amounts disclosed in this column covering fiscal year 1997 represent: (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Reichman, $421; Mr. Semel, $366; Mrs. Faulkner, $253; and Mr. Lisnow, $379); (ii) matching contributions equal to $3,200 that were made by the Company for the benefit of each of the named Executive Officers to the Company's retirement plan (the "401(k) Plan") established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and (iii) as to Mr. Lisnow, severance benefits under his Employment Agreement with the Company (described below) and his Separation Agreement with the Company dated February 9, 1998 (described below), consisting of a lump sum payment of $300,000 that was recorded by the Company in fiscal year 1997 and was paid on February 26, 1998, and payments for medical insurance benefits to be paid by the Company through May 1999 in the aggregate amount of $8,607.

 (2) Mr. Semel was elected Executive Vice President of the Company on April 17, 1996.

 (3)  Mrs. Faulkner was elected Treasurer of the Company on January 20,
      1998.

 (4) Mrs. Faulkner was elected Chief Financial Officer of the Company on July 16, 1996.

 (5) Mr. Lisnow joined the Company on August 25, 1995 and was elected Senior Vice President, Merchandising, of the Company on September 18, 1995. Mr. Lisnow's employment with the Company and his service as an officer of the Company ended on February 13, 1998.

           Option Grants Table. The following Option Grants Table sets forth certain information as of January 31, 1998 regarding stock options granted during fiscal year 1997 by the Company to the Named Executive Officers.


                     OPTION GRANTS IN LAST FISCAL YEAR

                             INDIVIDUAL GRANTS

                                                                                      POTENTIAL
                                                                                      REALIZABLE
                                                                                      VALUE OF
                                                                                      ASSUMED
                                                                                      ANNUAL RATES
                         NUMBER OF                                                    OF STOCK PRICE
                         OPTIONS          PERCENT OF                                  APRECIATION
                         GRANTED          TOTAL OPTIONS    EXERCISE                   FOR OPTION
                         TO PURCHASE      GRANTED TO       PRICE PER                    TERM(4)
                         COMMON STOCK     EMPLOYEES IN     SHARE        EXPIRATION    -------------
                         (#)(1)           FISCAL YEAR(2)   ($/SH)           DATE      5%         10%
                         ------------     --------------   ---------    ----------    --------------

 Joel H. Reichman         270,000              38.9%       $12.00        04/28/07     $ -0-    $ -0-
 Scott N. Semel           150,000              21.6%       $12.00        04/28/07     $ -0-    $ -0-
 Carolyn R. Faulkner       80,000              11.5%       $12.00        04/28/07     $ -0-    $ -0-
 Mark S. Lisnow            80,000              11.5%       $12.00        04/28/07     $ -0-    $ -0-

 (1) Options were granted to Messrs. Reichman, Semel and Lisnow and Mrs. Faulkner under the 1992 Stock Incentive Plan, and become exercisable in five equal annual installments commencing twelve months following the date of grant. The last sale price of Common Stock on the date of grant, as reported by the Nasdaq Stock Market, Inc. ("Nasdaq") was $5.00 per share. These options are subject to forfeiture if the Company's Common Stock does not close at or above a price of $12.00 per share for at least five trading days during a period of ten consecutive trading days ending on or prior to April 28, 2002.

 (2) Options covering 693,750 shares of Common Stock were granted to employees of the Company during fiscal year 1997.

 (3) Subject to the forfeiture provisions described above, all options described above expire ten years following the date of grant.

 (4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission (the "Commission") of five percent and ten percent compounded annually from the date the respective options were granted. Actual gains, if any, are dependent on the performance of shares of Common Stock. Also, the options are subject to forfeiture if the Company's Common Stock does not close at or above a price of $12.00 per share for at least five trading days during a period of ten consecutive trading days ending on or prior to April 28, 2002. An increase of ten percent or less, compounded annually from the date of grant, would not be sufficient to achieve the target price by April 28, 2002, and the option would thus be forfeited. There can be no assurance that the amounts shown will be realized.

           Fiscal Year-End Option Table. The following Fiscal Year-End Option Table sets forth certain information regarding stock options exercised during fiscal year 1997 and stock options held as of January 31, 1998 by the Named Executive Officers.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES

                                                                                  VALUE OF UNEXER-
                                                   NUMBER OF UNEXERCISED                 CISED
                                                    OPTIONS TO PURCHASE              IN-THE-MONEY
                        SHARES                        COMMON STOCK AT             OPTIONS AT FISCAL
                       ACQUIRED                       FISCAL YEAR-END(#)              YEAR-END(3)
                          ON           VALUE     ----------------------------------------------------
                       EXERCISE       REALIZED                 UNEXERCISABLE    EXERCIS-   UNEXERCIS-
                          (#)          ($)(1)    EXERCISABLE         (2)          ABLE       ABLE
                       --------       --------   -----------   -------------    ---------  ----------
 Joel H. Reichman       22,498         $58,684     219,166         313,334        $ -0-       $ -0-
 Scott N. Semel         33,748         $95,644     169,166         193,334        $ -0-       $ -0-
 Carolyn R. Faulkner      -0-          $  -0-       16,466          99,534        $ -0-       $ -0-
 Mark S. Lisnow           -0-          $  -0-       29,999         105,001        $ -0-       $ -0-


 (1) "Value Realized" means the difference between the option exercise price and the market value, as of the date of exercise, of the shares of Common Stock acquired upon exercise.

 (2)  Includes 270,000, 150,000, 80,000 and 80,000 options for Mr. Reichman,
      Mr. Semel, Mrs. Faulkner and Mr. Lisnow, respectively, which are subject to forfeiture if the per share price of Common Stock does not close at or above $12.00 for at least five trading days ending on or prior to April 28, 2002.

 (3) Value is based on the last sale price of Common Stock ($2.1875 per share) on Friday, January 30, 1998, as reported by Nasdaq, less the applicable option exercise price.


 EMPLOYMENT AGREEMENTS

           The Company entered into employment agreements, effective as of October 16, 1995, with each of Joel H. Reichman, Scott N. Semel and Mark S. Lisnow for three year terms ending October 15, 1998, and an employment agreement, effective as of May 9, 1997, with Carolyn R. Faulkner for a three year term ending May 8, 2000. Each of these employment agreements (collectively, the "Employment Agreements") provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to expiration of the then current term.
 The Employment Agreements require each executive officer to devote substantially all of the executive officer's time and attention to the business of the Company as necessary to fulfill his or her duties.
 Pursuant to the Employment Agreements, Messrs. Reichman, Semel and Lisnow and Mrs. Faulkner were each initially entitled to be paid base salary at an annual rate of $375,000, $255,000, $300,000 and $210,000, respectively.

 The Employment Agreements provide that the executive officers' annual rate of base salary for the remaining years of employment may be increased by the Compensation Committee in its sole discretion. The Employment Agreements further provide that, effective as of the first day of each fiscal year of the Company, each executive officer's annual rate of base salary will be increased by at least the percentage increase in the cost of living in Boston, Massachusetts. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While an executive officer is employed by the Company, the Company provides the executive officer with a full size automobile for the executive officer's personal use and for use in performance of his or her employment duties and obligations, including maintenance of and fuel for such automobile. Each executive officer is entitled to vacations and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

           The Employment Agreements provide that in the event the executive officer's employment is terminated by the Company at any time for any reason other than "justifiable cause" (as defined in the Employment Agreements), disability or death, or in the event that the Company shall fail to renew the Employment Agreement at any time within two years following the date of a "Change in Control of the Company," the Company is required, upon such termination or failure to renew, immediately to pay to the executive officer, in a lump sum, a severance payment equal to the greater of (i) one-twelfth of the executive officer's then annual base salary multiplied by the number of months remaining in the term of the Employment Agreement or (ii) a sum equal to his or her annual base salary then in effect multiplied by (a) two years in the case of Messrs. Reichman and Semel and Mrs. Faulkner, and (b) one year in the case of Mr. Lisnow.
 In addition, in the event the executive officer's employment is terminated under such circumstances, the executive officer is also entitled to continue to participate, at the Company's expense, in the Company's health insurance and disability insurance programs to the extent permitted by such programs for a period of (a) two years in the case of Messrs. Reichman and Semel and Mrs. Faulkner, and (b) one year in the case of Mr. Lisnow. The Employment Agreements also provide that in the event the Company elects not to renew the Employment Agreement (other than within two years following a Change in Control of the Company), the Company will pay the executive officer a sum equal to the greater of (i) one year's annual base salary or
 (ii) two months base salary plus one-sixth of the executive officer's bonus, if any, relating to the most recently completed fiscal year, for each year the executive officer has been employed by the Company. If an executive officer dies while he or she is on Company business, then the Company is required to pay such executive officer's estate one-half of his or her then annual base salary. The Company and Mr. Lisnow agreed to terminate his Employment Agreement when his employment with the Company and his service as an officer of the Company ended on February 13, 1998.

           Each Employment Agreement contains confidentiality provisions pursuant to which each executive officer agrees not to disclose confidential information regarding the Company. Each Employment Agreement also contains covenants pursuant to which each executive officer agrees during the term of his or her employment and for a one year period following the termination of his or her employment, not to have any connection with any business which competes with the business of the Company. Each Employment Agreement provides that in the event of termination of employment (unless such termination is because the Company fails to renew the Employment Agreement or the Company terminates the executive officer's employment within two years following a Change in Control of the Company), the executive officer will be available on a part-time basis to advise and consult with the Company, with respect to the affairs of the Company, for up to one year following termination of employment. In the event the Company elects not to renew an executive officer's Employment Agreement, or terminates the executive officer's employment within two years following a Change in Control of the Company, or fails to make the required severance payments described above, then the non-competition covenants contained in such executive officer's Employment Agreement will automatically terminate.

           Under the Employment Agreements, the executive officer may terminate his or her employment at any time upon 30 days' prior notice. Upon the executive officer's termination of employment or election not to renew his or her Employment Agreement, the non-competition covenants contained in such executive officer's Employment Agreement will terminate unless the Company pays the executive officer the severance payments described above. In such event, the executive officer will be entitled to receive such portion of his or her annual base salary and bonus, if any, as had been accrued to date.

           For purposes of the Employment Agreements, a "Change in Control of the Company" is deemed to occur if: (i) there is consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. If the Holtzman Group Solicitation were successful, it would constitute a "Change in Control of the Company" for purposes of the Employment Agreements.

           The Employment Agreements also provide that if, in connection with a change of ownership or control of the Company or a change in ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code), an excise tax is payable by the executive officer under Section 4999 of the Internal Revenue Code, then the Company will pay to the executive officer additional compensation which will be sufficient to enable the executive officer to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, the executive officer is in the same economic position in which he would have been if the provisions of Section 4999 of the Internal Revenue Code had not been applicable.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           James G. Groninger, Bernard M. Manuel and Peter L. Thigpen served on the Compensation Committee during all of fiscal year 1997. Persons serving on the Compensation Committee had no relationships with the company in fiscal year 1997 other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock and options exercisable for shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on the board of directors or on that entity's compensation committee.

                       COMPENSATION COMMITTEE REPORT

           Decisions concerning the compensation of the Company's executive officers generally are made by the three-member Compensation Committee. Each member of the Compensation Committee is a non-employee director of the Company. This Report summarizes the Company's executive officer compensation practices and policies for fiscal year 1997.

 COMPENSATION POLICIES

           The company's compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The compensation mix reflects a balance of annual cash payments, consisting of annual base salary payments and annual incentive bonus payments, and long-term stock-based incentives in the form of stock options. Annual incentive cash bonuses are earned by eligible executive officers under the Company's Senior Executive Incentive Plan (the "SEIP") adopted in fiscal year 1996 based upon the achievement of measurable corporate performance goals established prior to or in the first quarter of each fiscal year. However, emphasis in incentive compensation is placed on the more strategic stock-based plans which more closely align the interests of the executive officers with those of the stockholders of the Company and which provide incentives to attract individuals and to motivate and retain executive officers over the long-term.

           The company's executive officer compensation consists of two key components: (1) an annual component, consisting of base salary and bonus, if any, and (2) a long-term component consisting of the grant of stock options. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Company's Chief Executive Officer, Joel H. Reichman, are described below.

 (1) Annual Component: Base Salary and Annual Bonus

           Base Salary: The Employment Agreements described above specify initial base salaries and annual cost of living increases for the four executive officers who had such Agreements in fiscal year 1997 and permit increases in such base salaries by the Compensation Committee. The Compensation Committee reviews all base salaries for executive officers and establishes them by reviewing the performance of each executive officer, evaluating the responsibilities of each executive officer's position and comparing the executive officers' salaries with salaries of executive officers of other companies in the specialty retail apparel industry (the "Industry"). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. In connection with base salary amounts set for fiscal year 1997, members of the Compensation Committee reviewed five professionally-prepared surveys that included compensation information concerning certain companies in the Industry to determine competitive base salaries in the Industry. Annual base salary adjustments are influenced by the Company's performance in the previous fiscal year and the individual's contribution to that performance, the individual's performance, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual's level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible). The increase in base salary in fiscal year 1997 for Mrs. Faulkner, in particular, reflects, among other things, an effort to set her base salary at a rate competitive with executives holding the same position with other companies in the Industry. Each of the four executive officers declined to accept cost of living increases set forth in their Employment Agreements for fiscal year 1997 and fiscal year 1998.

           Annual Bonus: The concept underlying the SEIP is to link compensation to the performance of the Company based on measurable corporate performance criteria. The Compensation Committee annually determines which executive officers are eligible to participate in the SEIP for the following fiscal year. Generally, an executive officer's eligibility is determined based upon an assessment of such officer's performance during the previous fiscal year as well as other factors which members of the Compensation Committee may take into account. In order for bonuses to be paid under the SEIP in fiscal year 1997, the SEIP required the achievement of two quantifiable corporate performance goals measured by earnings per share and return on net assets. These corporate performance goals were determined without regard to the effect of any non-recurring item of income or expense recorded during the fiscal year. In the first quarter of fiscal 1997,the Compensation Committee established the goals for each measure of performance. These corporate performance goals, as well as certain other features of the SEIP, are the same performance criteria and features used in the annual incentive compensation plans in which other eligible employees of the Company participate. Under the SEIP for fiscal year 1997, if a certain threshold level of corporate performance relating to either goal was met during the fiscal year, then the Company's executive officers would have been entitled to receive a bonus for that portion of the fiscal year during which the individual served as an executive officer of the Company. Depending upon the extent to which each of the minimum corporate performance goals is exceeded, each of the executive officers could have received a maximum bonus for fiscal year 1997 equal to 50% of the executive officer's base salary for that portion of the fiscal year during which the individual served as an executive officer. During fiscal year 1997, neither of the corporate performance goals was met.
 Accordingly, none of the executive officers participating in the SEIP was paid a bonus for the fiscal year.


 (2) Long-Term Component: Stock Options

           To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times in each fiscal year by the Compensation Committee. Stock options normally are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock option grants including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company. In connection with stock option grants in fiscal year 1997, the members of the Compensation Committee reviewed a professionally-prepared survey in order to determine competitive amounts of stock option grants for the executive officers. The Compensation Committee also considered the advice of an independent executive compensation consultant with regard to the advisability of utilizing premium priced stock options as an element of the Company's stock-based incentive program for senior executives.
 Accordingly, in order to focus management on business performance that creates stockholder value and to reward management only for superior results, all stock options granted to executive officers in fiscal year 1997 have an exercise price 140% higher than the fair market value of shares of Common Stock on the day of grant. The premium priced stock options granted to the executive officers of the Company in fiscal year 1997 cover significantly greater amounts of shares of Common Stock than the amounts historically granted because such greater amounts significantly align the interests of the executive officers with the interests of the Company's stockholders and handsomely reward senior management in the event that the Company's market capitalization increases in excess of $109 million within the five year period following the date of grant of the options. The Compensation Committee believes that the use of premium priced options places a greater portion of senior management's compensation at risk under an incentive compensation program that is closely aligned with creation of stockholder value. To encourage the executive officers further to achieve superior performance and to create stockholder value within a defined time frame, the premium priced options include a forfeiture provision that is applicable if the per share price of Common Stock does not reach $12.00 by April 28, 2002. In addition, the options are subject to time-based vesting at a rate of 20% per annum over five years. If the market price of shares of Common Stock reaches $12.00 per share prior to April 28, 2002, the options would continue in effect for a period of ten years from the date of grant and the five year time-based vesting would continue. The Compensation Committee believes that the premium priced stock options granted to the executive officers of the Company in fiscal year 1997 provide a strong incentive for creation of stockholder value over the long term since the full benefit of this element of the compensation package cannot be realized unless appreciation in the price of Common Stock occurs over a specified number of years.

           In addition to the foregoing, executive officers receive benefits under certain group health, long-term disability and life insurance plans which are generally available to the Company's eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

           The Commission requires that this Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

 CHIEF EXECUTIVE OFFICER COMPENSATION

           Mr. Reichman served as the Company's President and Chief Executive Officer during all of fiscal year 1997. The following discussion sets forth the bases for Mr. Reichman's compensation during fiscal year 1997 and the relationship between his compensation and the performance of the Company.

           Annual Base Salary: Mr. Reichman's base salary was initially fixed in October 1995 by his Employment Agreement at $375,000 per annum. Thereafter, it is subject to increase by the Compensation Committee and, as of the first day of each fiscal year of the Company, is to be increased by at least the percentage increase in the cost of living in Boston, Massachusetts. After review of the Company's performance during fiscal year 1996, the contributions of Mr. Reichman and the other executive officers to that performance, their anticipated responsibilities in fiscal year 1997 and the surveys and other materials accumulated for the Committee's review, the Compensation Committee did not authorize an increase in Mr. Reichman's base salary for fiscal year 1997. Mr. Reichman previously declined to accept an increase in his base salary authorized by the Committee for fiscal year 1996 and, like the other executive officers of the Company, declined to accept a cost of living increase set forth in his Employment Agreement for fiscal year 1997 and fiscal year 1998.

           Annual Bonus: Like the other executive officers of the Company, Mr. Reichman did not receive a bonus because the corporate performance goals under the SEIP were not met during fiscal year 1997.

           Stock Options: In light of the Company's performance in fiscal year 1996 and Mr. Reichman's contribution to that performance and in furtherance of the Compensation Committee's policy of more closely aligning the executive officers interests with those of the stockholders, in the first quarter of fiscal year 1997, the Compensation Committee granted Mr. Reichman a premium priced stock option covering 270,000 shares of Common Stock at an option price of $12.00 per share. This stock option is subject to certain forfeiture provisions based upon the performance of the Company's Common Stock during the five year period following the date of grant of the option. Based on the survey reviewed by the Compensation Committee and upon the advice of an independent executive compensation consultant, the Compensation Committee believes, as described above, that this option grant provides a strong incentive for Mr. Reichman to implement the actions necessary for the Company to achieve superior performance and create significant stockholder value within a defined period of time.

           In fiscal year 1997, the Company's efforts to become less dependent on Levi Strauss & Co. brands by undergoing a transition to a vertically integrated private label apparel retailer proved unsuccessful. The Company's gross margins and operating results were negatively affected by merchandise markdowns associated with poor performing private label brand products and markdowns necessitated by the liquidation of private label brand products. In addition, the Company's operating performance, like that of other apparel retailers that are heavily dependent on sales of Levi's(R) brand merchandise, was significantly affected by reduced consumer demand in the United States for Levi's(R) brand products. The erosion of market share of the Levi's(R) brand in the United States and the limited availability of the most popular Levi's(R) styles of apparel historically sold in the Company's outlet stores were the most significant contributors to the Company's negative comparable store sales during the fiscal year. The reduced demand for Levi's(R) brand products resulted in decreases in the Company's gross margins and operating results because of merchandise markdowns and lower initial margins associated with these products.

           In the context of these challenges, Mr. Reichman undertook, beginning in the second quarter of fiscal year 1997, a number of steps to place the Company in a position for improved operating performance in fiscal year 1998. In June1997, Mr. Reichman announced a return to the Company's core competency of operating specialty retail stores featuring Levi's(R), Dockers(R) and other name brand products. This major shift in the Company's strategic direction involved the discontinuance of the Company's product development and sourcing operations and the closure of 33 poorly-performing stores. By the end of fiscal year 1997, the store closure program was virtually complete and the obligations associated with the product development and sourcing operation were terminated, each within the Company's original estimate of the costs associated with the shift in strategic direction. In light of lower sales than in the prior fiscal year, Mr. Reichman took steps during fiscal year 1997 to reduce the Company's expenses and overhead. Mr. Reichman implemented a headcount freeze in the Company's corporate office in June 1997, and a reduction in force in January 1998 that eliminated approximately 25% of the positions in the Company's headquarters and field management staff. In addition, during the latter half of the fiscal year, under Mr. Reichman's direction, the Company shifted its merchandising strategy in its Boston Trading Co.(R) and Designs stores and began testing the performance of a variety of nationally-recognized brand products and a select group of emerging fashion brands. During fiscal year 1997, Mr. Reichman was responsible for store operations, store construction and design, and real estate, and, with the recent departure from the Company of its chief merchant, Mr. Reichman has become responsible for product merchandising, visual merchandising and marketing. Although the Company's operating performance and the performance of its Common Stock during the fiscal year were disappointing, the Compensation Committee is satisfied with Mr. Reichman's contributions to the Company in fiscal year 1997, particularly the steps he has taken to position the Company for improved performance in fiscal year 1998, and believes that his compensation was warranted for fiscal year 1997.

                         THE COMPENSATION COMMITTEE
                             JAMES G. GRONINGER
                             BERNARD M. MANUEL
                              PETER L. THIGPEN




                             PERFORMANCE GRAPH

           The following Performance Graph compares the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's Industrials Index) and one published industry index (Standard & Poor's Retail (Specialty-Apparel) Index) for each of the most recent five years ended January 31. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 31, 1993. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates.

                 COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                            [PERFORMANCE GRAPH]


                                                          S&P
 MEASUREMENT PERIOD                                   INDUSTRIALS
 (FISCAL YEAR COVERED)         DESIGNS, INC.             INDEX
 ---------------------         -------------          ------------
          1993                    $100.00               $100.00
          1994                      67.11                111.06
          1995                      38.82                114.36
          1996                      30.26                157.34
          1997                      31.58                195.17
          1998                      11.51                249.79

           The graph and other data used above were prepared by Standard & Poor's Compustat Services, a division of The McGraw-Hill Companies.

                           ADDITIONAL INFORMATION

 401(K) PLAN

           On January 27, 1993, the Board of Directors adopted the 401(k) Plan. All eligible employees of the Company are entitled to participate in such Plan. The 401(k) Plan permits each participant to defer up to fifteen percent of such participant's annual salary up to a maximum annual amount ($9,500 in calendar years 1996 and 1997). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such Plan by eligible employees. During fiscal year 1997, the matching contribution by the Company continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

 SENIOR EXECUTIVE INCENTIVE PLAN

           The SEIP was initially adopted by the Board of Directors of the Company during the fiscal year 1996. The SEIP is an incentive compensation plan under which executive officers of the Company may be eligible to receive annual cash bonus payments. For a more complete description of the SEIP, please refer to the "Compensation Policies" portion of the Compensation Committee Report set forth above.

 KEY MAN INSURANCE


           The company has obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Reichman. The Company pays the premium for such policy and is the sole beneficiary thereof.

 LIMITATION OF LIABILITY; INDEMNIFICATION

           The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for monetary damages for breach of fiduciary duty, except that directors remain liable for (i) any breach of the directors' duty of loyalty to a company or its stockholders,
 (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

           The Certificate of Incorporation and the By-Laws further provide for indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

           On December 10, 1998, the Company's Board of Directors authorized the Company to enter into indemnification arrangements (the "Indemnification Agreements") with each of the Company's directors and executive officers (collectively, the "Indemnities"). The Indemnification Agreements would provide for the indemnification of and advancing of expenses incurred by reason of any event or occurrence (an "Indemnifiable Event") related to the fact that such Indemnitee is or was a director or officer of the Company. Such expenses would include attorneys' fees and all other costs or obligations paid or incurred in connection with investigating, defending or being a witness in or preparing to defend, be a witness in or participate in, any claim relating to an Indemnifiable Event.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The Company entered into a consulting agreement with Mr. Berger dated as of December 21, 1994 (the "Consulting Agreement") in which he agreed to provide an average of four days per week of consulting services to the Company until December 20, 1997. As compensation for such services, among other things, the Company agreed to pay Mr. Berger at the rate of $250,000 per annum and to provide him and his spouse health benefits during and after the term of the Consulting Agreement. The Consulting Agreement contains covenants pursuant to which Mr. Berger agreed during the term of the Consulting Agreement and for a two year period following expiration of the Agreement, not to have any connection with any business that competes with the business of the Company in the eastern United States. Under the Consulting Agreement, the Company also agreed, during the term of the Agreement, to make available to Mr. Berger an automobile for use in connection with his work for the Company and to reimburse him for the expenses of operation of the automobile. The Company further agreed to transfer title to such automobile to Mr. Berger, without charge to him, promptly after expiration of the term of the agreement, and such automobile, having a value of approximately $19,800 at the time of transfer, was transferred to Mr. Berger in January 1998. Following December 20, 1997, Mr. Berger has continued to provide consulting services to the Company on a month-to-month basis with respect to the Company's Levi's(R) Outlet by Designs stores. As compensation for such services, the Company pays Mr. Berger at the rate of $50,000 per annum.

           In connection with the termination of Mr. Lisnow's employment with the Company in February 1998, he entered into a Separation Agreement with the Company dated February 9, 1998. In the Separation Agreement, and in accordance with the terms of Mr. Lisnow's Employment Agreement, the Company agreed, among other things, to pay Mr. Lisnow severance in a lump sum equal to $300,000.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the commission. Officers, directors and greater-than-10%stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.
 Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 1997 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1997, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

 PARTICIPANTS IN THE SOLICITATION

           Under applicable regulations of the SEC, each member of the Board, the executive officers of the Company and certain other members of management and employees of the Company and certain other persons may be deemed to be a "participant" in the Company's solicitation of revocations of consent. Information about the principal occupations of directors and executive officers is set forth under the section entitled "Certain Information Regarding the Company's Directors and Officers." Information about the present ownership of the Company's securities by directors and executive officers of Designs is provided in "Stock Ownership of Certain Beneficial Owners and Management -- By Directors and Executive Officers." Information about the present ownership of the Company's securities by other participants is listed on Appendix B. Information about all transactions in the Company's securities within the past two years by each of the participants is provided in Appendix C.

 SOLICITATION OF REVOCATIONS

           The cost of the solicitation of revocations of consent will be borne by Designs. Designs estimates that the total expenditures in connection with such solicitation (including the fees and expenses of Designs's attorneys, public relations advisers and solicitors, advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees), will be approximately $____, of which $_____ has been spent to date. In addition to the Board's solicitation by mail, directors, officers and other Designs employees may, without additional compensation, solicit revocations by mail, in person, by telecommunication or by other electronic means.

           Designs has retained Innisfree, at an estimated fee of $______ plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations, as well as to assist Designs with its communications with its stockholders with respect to, and to provide other services to Designs in connection with Designs's opposition to the Holtzman Solicitation. Approximately ___ persons will be utilized by Innisfree in its efforts. Designs will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding Designs's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. Designs has agreed to indemnify Innisfree against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

 RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

           On June 19, 1998, the Company dismissed its principal independent accountants, Coopers & Lybrand L.L.P. ("Coopers & Lybrand"). On June 24, 1998, the Company engaged Arthur Andersen LLP ("Arthur Andersen") as its new principal independent accountants. The Company's Board of Directors and its Audit Committee unanimously approved the change of principal independent accountants.

           Since January 28, 1995 to date Arthur Andersen has served and continues to serve as the principal independent accountant of The Designs/OLS Partnership (the "OLS Partnership"), the joint venture partnership between a subsidiary of the Company and a subsidiary of Levi's Only Stores, Inc., a subsidiary of Levi Strauss & Co. For financial reporting purposes, the OLS Partnership's assets, liabilities and results of operations are consolidated with those of the Company.

           During the Company's two most recently completed fiscal years and thereafter until its engagement of Arthur Andersen, the Company did not consult Arthur Andersen regarding the type of audit opinions that might be rendered on the Company's financial statements relating to such periods. Throughout those same periods, there were no matters that occurred that constituted either a disagreement or the kind of event described in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission").

           During the Company's two most recently completed fiscal years and thereafter through June 19, 1998 there were no disagreements between the Company and Coopers & Lybrand on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Coopers & Lybrand, would have caused Coopers & Lybrand to make reference to the subject matter thereof in its reports. During the Company's two most recently completed fiscal years and thereafter through June 19, 1998 there was no occurrence of the kinds of events described in Item 304(a)(1)(v) of Regulation S-K promulgated by the Commission. In addition, none of the reports issued by Coopers & Lybrand concerning the Company's financial statements for the Company's fiscal years ended February 1, 1997 and January 31, 1998 and thereafter through June 19, 1998 contain any adverse opinion or disclaimer of opinion. Such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

 STOCKHOLDER PROPOSALS

           Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its executive offices no later than January 5, 1999.

           In addition, the By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of the By-Laws. A stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not less than seventy-five days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"). To bring an item of business before the 1999 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not earlier than February 9, 1999 nor later than March 26, 1999. In the event the Annual Meeting is scheduled to be held on a date more than thirty days before the Anniversary Date or more than sixty days after the Anniversary Date, however, a stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not later than the close of business on the later of (a) the seventy-fifth day prior to the scheduled date of such Annual Meeting or (b) the fifteenth day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

                                 IMPORTANT

 1. If your shares are registered in your own names, please sign, date and mail the enclosed BLUE Consent Revocation Card to Innisfree in the postage-paid envelope provided.

 2. If you have previously signed and returned a WHITE consent card to the Holtzman Group, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE consent card already sent to the Holtzman Group by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

 3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

 4. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the WHITE consent card. Do not even use the Holtzman Group's WHITE consent card or any other forms sent to you by the Holtzman Group to indicate your opposition to the Holtzman Proposals.

      If you have any questions about giving your revocation of consent or require assistance, please call:

                         INNISFREE M&A INCORPORATED
                       501 MADISON AVENUE, 20th FLOOR
                          NEW YORK, NEW YORK 10022
                      CALL TOLL FREE:  (888) 750-5834
               BANKS & BROKERS CALL COLLECT:  (212) 750-5833





                                                                 APPENDIX A


             FORM OF HOLTZMAN GROUP PROPOSED BY-LAW AMENDMENTS

 1.  HOLTZMAN GROUP PROPOSED AMENDMENT TO SECTION 4.1

           The following paragraph sets forth the first sentence of Section
 4.1 of the By-laws, as proposed by the Holtzman Group under Holtzman
 Proposal 3.

           "The Board of Directors shall consist of six members."

 2.  HOLTZMAN GROUP PROPOSED AMENDMENT TO SECTION 4.16

           The following paragraph sets forth amendment to Section 4.16 of the By-laws, as proposed by the Holtzman Group under Holtzman Proposal 4 by adding the following sentence after the last sentence thereof:

           "Notwithstanding anything contained in this Section 4.16 or any other provision of these By-laws, any stockholder seeking to nominate candidates for election to the Board of Directors of the Corporation pursuant to stockholder action by written consent need not comply with any advance notification provisions contained in these By-laws, including, without limitation, this Section 4.16."



                                                                 APPENDIX B

      INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF DESIGNS AND CERTAIN EMPLOYEES OF DESIGNS AND OTHER PARTICIPANTS WHO MAY ALSO SOLICIT REVOCATIONS OF CONSENTS.

      The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and certain executive officers of Designs and certain employees and other representatives of Designs who may also solicit revocations of consents from stockholders of Designs. Unless otherwise indicated, the principal occupation refers to such person's position with Designs and the business address is 66 B Street, Needham, MA 02494.

 DIRECTORS

      The principal occupations of the Company's directors who are deemed participants in the solicitation are set forth on pages [ ] and [ ] of this Consent Revocation Statement. The principal business address of Mr. Reichman is that of the Company. The name, business and address of the other director-participants' organization of employment are as follows:

      Name                                    Address
      ----                          -------------------------------------
 Stanley I. Berger                  66 B Street
                                    Needham, MA  02494


 James G. Groninger                 The Bay South Company
                                    101 Shockoe Slip, Suite M
                                    Richmond, VA  23219

 Bernard M. Manuel                  Cygne Designs, Inc.
                                    1372 Broadway
                                    New York, NY  10018

 Melvin I. Shapiro                  2044 Beacon Street
                                    Waban, MA  02168


 Peter L. Thigpen                   Executive Reserves
                                    700 Larkspur Landing Circle, Suite 273
                                    Larkspur, CA  94939


 EXECUTIVE OFFICERS AND MANAGEMENT

      The principal occupation of the Company's executive officers and certain other members of management and employees who are deemed participants in the solicitation are set forth below. Except as otherwise specified below, the principal business address of each of such persons is that of the Company.


      Name                               Principal Occupation
      ----                               --------------------

 Scott N. Semel                     Executive Vice President, General
                                    Counsel and Secretary

 Carolyn R. Faulkner                Vice President, Chief Financial Officer
                                    and Treasurer

 Anthony E. Hubbard                 Vice President and Deputy General
                                      Counsel


 SHIELDS & COMPANY, INC.

      Designs has retained Shields & Company, Inc. ("Shields") to act as its financial advisor in connection with the Solicitation for which it may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Designs has agreed to indemnify the Financial Advisor and certain persons related to it against certain liabilities arising out of their engagement. The Financial Advisor is an investment banking and advisory firm that provides a range of financial services for institutional and individual clients. The Financial Advisor does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Solicitation, or that Schedule 14A requires the disclosure of certain information concerning the Financial Advisor. In connection with the Financial Advisor's role as financial advisor to Designs, the Financial Advisor and certain of its investment banking employees of the Financial Advisor may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Designs. Shields through an affiliate may trade securities of Designs for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As of December 7, 1998, Shields does not hold a position of shares of Common Stock for its own account. Additionally, in the normal course of its business, Shields may finance securities positions by bank and other borrowings and repurchase and securities borrowing transactions.

      Information with respect to the employees of Shields who may be deemed "participants" is set forth below. None of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving Designs Common Stock during the past two years. The principal business address of each of the persons listed below is 150 Federal Street, Boston, MA 02110.

      Name                          Principal Occupation
      ----                          --------------------

      Thomas J. Shields             Investment Banking and Advisory
                                      Services

      Jeffrey C. Bloomberg          Investment Banking and
                                      Advisory Services


 INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS


      None of the participants owns any of the Company's securities of record but not beneficially. The number of shares of Common Stock held by directors and the named executive officers is set forth on pages [ ] and
 [   ] of this Consent Revocation Statement.  The number of shares of Common
 Stock held by the other participants is set forth below:

                                                     Share
      Name                                         Ownership
      ----                                         ---------
   Thomas J. Shields                                  None
   Jeffrey C. Bloomberg                               None
   Anthony E. Hubbard                                9,900 shares
                                                     of Common Stock

 MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

        Except as described in this Appendix B or in the Consent Revocation Statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer and director. Furthermore, except as described in this Appendix B or in the Consent Revocation Statement, no Participant Affiliate is either a party to any transaction or series of transactions since February 1, 1997, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

        Except for the employment and consulting agreements described in the Consent Revocation Statement, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix B or in the Consent Revocation Statement, there are no contracts, arrangement or understandings by any Participant Affiliate within the past year with any person with respect to the Company's securities.


                                                               APPENDIX C


 INFORMATION CONCERNING CERTAIN TRANSACTIONS IN DESIGNS' SECURITIES WITHIN THE PAST TWO YEARS


   The following table sets forth all purchases and sales of Designs' securities by the participants referred to above during the last two years:

                     Number of Shares       Date of
  Name               Purchased (or Sold)    Purchase or Sale       Footnote
  ----               -------------------    ----------------       --------

 Stanley I. Berger     175,250                5/30/96                 (2)
                        (2,270)               6/5/96                  (3)
                         3,000                6/11/96                 (1)
                        (3,120)               12/26/96                (3)
                         3,000                6/10/97                 (1)
                        (4,000)               10/1/97                 (3)
                        (5,780)               12/5/97                 (3)
                         1,090                4/13/98                 (4)
                         1,000                6/1/98                  (4)
                         1,440                6/9/98                  (4)
                         3,000                6/9/98                  (1)
                         1,200                8/13/98                 (4)
                         1,846                9/28/98                 (4)

 Joel H. Reichman       40,000                4/1/96                  (1)
                       270,000                4/28/97                 (1)
                         1,000                5/23/97                 (2)
                         5,000                6/9/98                  (2)
                        10,000                11/23/98                (2)

 Scott N. Semel        40,000                 4/1/96                  (1)
                      150,000                 4/28/97                 (1)
                       (4,837)                11/14/97                *
                       (1,161)                12/30/97                (3)
                        5,000                 11/23/98                (2)

 Carolyn R. Faulkner   20,000                 8/16/96                 (1)
                       80,000                 4/28/97                 (1)
                          200                 7/15/97                 (2)
                          800                 10/15/97                (2)
                       12,000                 12/07/98                (2)

 James G. Groninger     3,000                 6/11/96                 (1)
                        3,000                 6/10/97                 (1)
                        1,818                 4/13/98                 (4)
                        1,000                 6/1/98                  (4)
                        1,440                 6/9/98                  (4)
                        3,000                 6/9/98                  (1)
                        1,200                 6/13/98                 (4)
                        1,846                 9/28/98                 (4)

 Melvin I. Shapiro      3,000                 6/11/96                 (1)
                        3,000                 6/10/97                 (1)
                      (10,000)                10/8/97                 (5)
                       (5,000)                10/15/97                (5)
                        1,090                 4/13/98                 (4)
                        1,440                 6/9/98                  (4)
                        3,000                 6/9/98                  (1)
                        1,846                 9/28/98                 (4)

 Bernard M. Manuel      3,000                 6/11/96                 (1)
                        3,000                 6/10/97                 (1)
                        1,818                 4/13/98                 (4)
                        1,000                 6/1/98                  (4)
                          960                 6/9/98                  (4)
                        3,000                 6/9/98                  (1)
                        1,200                 8/13/98                 (4)
                        1,842                 9/28/98                 (4)

 Peter L. Thigpen       3,000                 6/11/96                 (1)
                        3,000                 6/10/97                 (1)
                        1,000                 6/12/97                 (2)
                          500                 8/20/97                 (2)
                        1,000                 1/20/98                 (2)
                        1,818                 4/13/98                 (4)
                        1,440                 6/9/98                  (4)
                        3,000                 6/9/98                  (1)
                        1,200                 8/13/98                 (4)
                        1,846                 9/28/98                 (4)

 Anthony M. Hubbard     1,000                 9/30/96                 (1)
                        2,500                 10/6/97                 (1)
                        5,500                 6/9/98                  (1)


 Footnotes:

 (1)    Stock option award.
 (2)    Open market or private purchase.
 (3)    Disposition pursuant to a bona fide gift.
 (4)    Acquisition of shares via Director compensation.
 (5)    Open market or private sale.

 PRELIMINARY COPY
 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1998

 [FORM OF CONSENT REVOCATION CARD -- BLUE]

 DESIGNS, INC.

 THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF
 THE BOARD OF DIRECTORS OF DESIGNS, INC.
 IN OPPOSITION TO THE SOLICITATION BY THE HOLTZMAN GROUP

      The undersigned, a holder of shares of Common Stock, par value $.01 per share (the "Common Stock"), of Designs, Inc. ("Designs"), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the following proposals:

 THE BOARD OF DIRECTORS OF DESIGNS RECOMMENDS THAT YOU "REVOKE CONSENT". PLEASE SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD TODAY.

 IF NO DIRECTION IS MADE WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, OR IF YOU MARK EITHER THE "REVOKE CONSENT" OR "ABSTAIN" BOX WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS REVOCATION CARD WILL REVOKE ALL PREVIOUSLY EXECUTED CONSENTS WITH RESPECT TO SUCH PROPOSALS.

 HOLTZMAN PROPOSAL 1: Remove, without cause, the entire existing Board of Directors, other than Stanley I. Berger.

   [__] REVOKE CONSENT         [__] DO NOT REVOKE CONSENT      [   ] ABSTAIN


 HOLTZMAN PROPOSAL 2: Elect the following five persons selected by the Holtzman Group to the Board of Directors: Jesse H. Choper; Seymour Holtzman; Peter R. McMullin; Deborah M. Rhen-Jackason and Steve R. Tomasi.

   [__] REVOKE CONSENT         [__] DO NOT REVOKE CONSENT      [   ] ABSTAIN

 INSTRUCTIONS: TO REVOKE CONSENT, WITHHOLD REVOCATION OF CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE HOLTZMAN GROUP NOMINEES, CHECK THE APPROPRIATE BOX. IF YOU WISH TO REVOKE THE CONSENT TO THE ELECTION OF CERTAIN OF SUCH NOMINEES, BUT NOT ALL OF THEM, CHECK THE "REVOKE CONSENT" BOX AND WRITE THE NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH TO REVOKE CONSENT IN THE FOLLOWING SPACE:




 HOLTZMAN PROPOSAL 3: Amend Section 4.1 of the By-laws to set the number of directors on the Board of Directors at six. (For complete text of the proposed By-law amendment, see Appendix A.)

   [__] REVOKE CONSENT         [__] DO NOT REVOKE CONSENT       [__] ABSTAIN



 HOLTZMAN PROPOSAL 4: Amend Section 4.16 of the By-laws to clarify that a stockholder seeking to nominate candidates for election to the Board of Directors pursuant to stockholder action by written consent is not required to comply with the advance notification provisions of the By-laws. (For complete text of the proposed By-law amendment, see Appendix A.)

   [__] REVOKE CONSENT         [__] DO NOT REVOKE CONSENT       [__] ABSTAIN

 HOLTZMAN PROPOSAL 5: Repeal any changes made to the By-laws subsequent to December 11, 1995.

   [__] REVOKE CONSENT         [__] DO NOT REVOKE CONSENT [__] ABSTAIN


        IF NO DIRECTION IS MADE, THIS REVOCATION CARD WILL BE DEEMED TO REVOKE ALL PREVIOUSLY EXECUTED CONSENTS WITH RESPECT TO ANY OR ALL OF THE PROPOSALS SET FORTH HEREIN.

        Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

             Dated:  __________________, 1998

             _______________________________________________________________
             Name:
             Title:

             _______________________________________________________________
             Name: (if held jointly)
             Title:


       PLEASE SIGN, DATE AND RETURN THIS CONSENT REVOCATION PROMPTLY.